EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CytRx Corporation
Los Angeles, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 2, 2007, relating to the consolidated financial statements, the effectiveness of CytRx Corporation’s internal control over financial reporting, and schedule of CytRx Corporation appearing in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP Los Angeles, California

November 21, 2007